EXHIBIT 99.1

NEWS RELEASE
Company contact: Jim Fitzhenry Tony Trunzo FLIR Systems, Inc. (503) 684-3731 www.flir.com	Investor Contact: Neil Berkman Associates (310) 277—5162 info@BerkmanAssociates.com

FLIR Systems and Indigo Systems

Announce Merger Agreement

Transaction Expected to Close in Early 2004

PORTLAND, OR and Goleta, CA. — October 22, 2003 — FLIR Systems, Inc. (NASDAQ:FLIR) and Indigo Systems Corporation announced today that they have entered into a Definitive Agreement and Plan of Merger pursuant to which FLIR will acquire Indigo Systems Corporation. Indigo security holders will receive cash consideration of approximately $165 million, and all outstanding Indigo stock options will be converted into options to purchase FLIR stock. The transaction is valued at approximately $190 million.

Indigo, founded in 1996, is a leading developer and supplier of a wide range of infrared imaging products, including cooled and uncooled infrared detectors, camera cores and finished cameras. Estimated Indigo revenue for calendar year 2003 is approximately $55.0 million.

“We are extremely happy to announce a merger with Indigo,” commented Earl Lewis, Chairman, President and CEO of FLIR. “As we have publicly stated, one of our key business objectives has been to secure a low cost, high quality supply of infrared detectors to help us reduce costs and continue our leadership in the commercial infrared industry. Indigo provides this, and much more. In its brief history, Indigo has emerged as one of the leading centers of innovation in the infrared detector industry, with significant intellectual property and an outstanding reputation for designing the highest performance components in the industry. In addition, Indigo is an excellent manufacturer of infrared equipment in its own right in areas complementary to FLIR’s existing markets. Indigo will help us lower costs, expand into new markets, and provide an excellent technology base on which we can capitalize for the future.”

Tim Fitzgibbons, Chief Executive Officer of Indigo, commented, “FLIR is the ideal partner for Indigo. Our strengths, especially in component design and manufacturing, marry perfectly with FLIR’s industry leading sales and marketing and systems integration capabilities. Together, we are positioned to offer our customers lower cost and higher performance infrared systems.”

FLIR expects the transaction to be accretive to earnings during 2004. Completion of the transaction is subject to the approval of Indigo shareholders, review by regulatory authorities and other customary conditions. It is expected to close in early 2004.

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FLIR Systems and Indigo Systems Announce Merger Agreement

October 22, 2003

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Forward-Looking Statements

The statements in this release by Earl R. Lewis and E. Tim Fitzgibbons and the statements regarding FLIR’s expectation that the transaction will be accretive to earnings during 2004 and will close in early 2004 are forward-looking statements. Such statements are based on current expectations, estimates and projections about the FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the ability of FLIR and Indigo to achieve the expected detector cost reductions and operational synergies, changes in demand for FLIR’s or Indigo’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, FLIR’s and Indigo’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of FLIR to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements are subject to the risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through volume production, integration issues, unanticipated costs and expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, accounting treatment and charges, and the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 a.m. EDT today. A simultaneous Web Cast of the conference call may be accessed online from the investor relations link at www.FLIR.com. A replay will be available approximately one hour after the webcast at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21162952 beginning at approximately 1:00 p.m. EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com.

About Indigo Systems

Indigo Systems Corporation, based in Goleta, California, is a premier developer and supplier of advanced infrared cameras and components, covering the entire infrared spectrum including near-, midwave-, and longwave-IR. Indigo’s outside investors include The Carlyle Group, WK Technology, Lago Ventures and Founders Capital. Since 1996, Indigo has provided IR cameras, software, and enclosure solutions for commercial, industrial, security, military and R&D applications. Indigo Systems is a next-generation IR company, whose unique structure and mix of commercial and defense expertise allows it to deliver military-grade infrared products while driving down costs to enable new, commercial applications of infrared cameras. Visit the company’s website at www.indigosystems.com.

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